exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Derycz Scientific, Inc.

5435 Balboa Boulevard, Suite 202

Encino, CA 91316

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-169823) pertaining to the registration of 1,500,000 shares of common stock of Derycz Scientific, Inc. of our report dated September 28, 2012, relating to the consolidated financial statements of Derycz Scientific, Inc. and Subsidiaries as of June 30, 2012 and 2011 which appear in Derycz Scientific Inc.’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 filed with the Securities and Exchange Commission on September 28, 2012.  We also consent to the reference to our firm under the caption “Experts”.

/s/ Weinberg & Company, P.A.
Weinberg & Company, P.A.

November 19, 2012
Los Angeles, California